STOCK AGREEMENT

This Stock Agreement (hereinafter referred to as the “Stock Agreement”) made and entered into as of this 4th day of February 2010, by and between Russell B. Pace, Jr., individually (hereinafter referred to as “Pace”), and Future Gas Holdings, Ltd, (hereinafter referred to as the “Buyer”)

WHEREAS, JBM Energy Company, LLC (“Seller”) and Buyer have entered into a Coal Buy and Sell Agreement, and Buyer and Pace have entered into a Mineral Buy and Sell Agreement, and a Consulting Agreement, all of even date herewith,

Now, THEREFORE, as additional consideration for the execution of the aforesaid Agreements and of the covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
Buyer incorporates in this Stock agreement by reference hereto all of the "Representations and Warranties of Buyer" set forth in paragraph 9 of the Coal Buy and Sell Agreement between Buyer and JBM Energy Company, LLC.

2.	Buyer agrees to issue to Pace One Million (1,000,000) shares of Buyer's common, voting stock at the following times and in the following amounts:
a.	250,000 shares at the closing date of the Coal Buy and Sell Agreement.
b.	250,000 shares six (6) months following the aforesaid closing date.
c.	250,000 shares twelve (12) months following the aforesaid closing date.
d.	250,000 shares eighteen (18) months following the aforesaid closing date.
Such stock issued to Pace shall be fully paid and non-assessable and shall have all the rights and privileges as any other common, voting stock issued by Buyer.  Buyer agrees that the 1,000,000 shares issued to Pace will be treated the same as any other common, voting stock issued by Buyer, including, without limitation, with respect to stock splits, dividends and other stock distributions, and other form of recapitalizations.  The stock issued to Pace and any increases thereto resulting from the above actions shall be subject to dilution in the same manner and in the same proportion as the other common, voting stock of Buyer.
3.
a.  Buyer agrees that at Pace's request, it will at its expense take all action necessary to allow Pace to be able to sell and transfer the shares issued to Pace hereunder at such time and in such manner as the law permits, including, without limitation, authorizing and directing the removal of legends on the stock, if any.

b.  If Buyer publicly registers shares of Buyer's common stock, at Pace's request Buyer will include Pace's shares in the registration at no cost to Pace.  If Buyer has not registered its shares, Pace will have an option to require Buyer to purchase Pace's shares at a price to be agreed upon by Buyer and Pace.  If Buyer and Pace cannot agree on the price of such shares, the price will be determined by the majority vote of three (3) appraisers, one appointed by buyer, one appointed by Pace, and one appointed by the two appraisers.  If the two appraisers cannot agree on the third appraiser, the appointment will be made by the American Arbitration Association.  The ruling by a majority of the appraisers will be final and binding upon both Buyer and Pace.  Seller can exercise this option at any time following three (3) years from the date of this Stock Agreement or earlier if Buyer sells the coal or exchanges it for other considerations, or breaches or defaults under the Coal, Mineral or Consulting Agreements.

4.	BREACH; REMEDIES
a.
Pace agrees that the Buyer's obligations under this Stock Agreement are conditioned upon, and subject to, the closing of the Coal Buy and Sell agreement, the Mineral Buy and Sell Agreement, and the Consulting Agreement.  If Buyer fails to timely close the Coal Buy and Sell and the Mineral Buy and Sell transactions and Pace and JBM are willing and able to perform all of their obligations to be performed at closing, Pace may at Pace's option (i) deem this Stock Agreement terminated, null, void and of no further force and effect, or (ii) initiate any other remedy at law or in equity permitted under Montana law including, without limitation, an action for specific performance.

b.
Buyer's Breach:  In the event that Buyer fails to timely deliver to Pace any installment of Buyer's stock as set forth in paragraph 2 above, or fails to perform any agreement, covenant, representation or warranty under this Stock Agreement, which failure is not cured within thirty (30) days after written notice thereof by Pace to Buyer, Pace may at Pace's option (i) deem this Stock Agreement terminated, null, void and of no further force and effect at which time Buyer shall have no further rights or liabilities under this Stock Agreement and all the stock delivered by Buyer shall be deem forfeited and retained by Pace, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitations, an action for specific performance.

c.
Pace's Breach:  In the event Pace fails to perform any agreement, covenant, representation or warranty under this Stock Agreement, and Buyer is at that time ready, willing and able to perform all obligations by Buyer to be performed, Buyer may at Buyer's option: (i) deem this Stock Agreement terminated, null, void and of no further force or effect, at which time Pace shall have no further rights or liabilities under this Stock Agreement, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitation, an action for specific performance.

5.	INTEGRATIONS; SURVIVAL OF WARRANTIES; AMENDMENT
Unless otherwise agreed in writing, this Stock Agreement represents the entire understanding of the parties with respect to the subject matter referenced, and supersedes all prior understandings and agreements heretofore made by and between the parties; provided that the parties’ respective warranties and representations shall survive execution of this Stock Agreement.  Neither this Stock Agreement nor any provision hereof may be amended, waived, modified or discharged except by an agreement in writing signed by all parties

6.	ATTORNEY’S FEES

In the event of any litigation to construe and/or enforce the terms of this Stock Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney’s fees and costs in addition to any other damages or relief to which such party may be entitled.

7.	FACSIMILE SIGNATURES
Both parties agree that facsimile signatures by any party will be treated as original signatures for the purpose of this transaction.

8.	NOTICES

Any and all notices required under this Stock Agreement shall be in writing and shall be served upon the respective parties at the addresses shown below or to such other address as the parties may designate by written notice to the other.

PACE:	BUYER:

Russell B. Pace, Jr.                                                         Future Gas Holdings, Ltd
2139 Bybee’s Church Road                                           P.O. Box 556, Main Street
Palmyra, VA  22963                                                       Charletstown, Nevis
               Director: Roger Knox
Any notice to be given under this Stock Agreement shall be sent by:
a.	Certified mail, return receipt requested, in which case notice shall be deemed delivered five (5) business days after deposit, postage prepaid in the United States Mail; or
b.	a nationally recognized overnight courier, in which case notice shall be deemed delivered three (3) business days after deposit with that courier.

9.	EXECUTION IN COUNTERPARTS; TELEFACSIMILE SIGNATURES

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; and the parties may execute copies sent by telefacsimile, and return signed copies by telefacsimile.  Copies signed and returned by telefacsimile shall be deemed and considered executed counterparts, but a party executing a copy and transmitting same by telefacsimile shall promptly mail or overnight to the other parties copies bearing the transmitting party’s original signature.

10.	TIME IS OF THE ESSENCE
Time is of the essence in this Stock Agreement.

11.	CONFIDENTIALITY

Pace and Buyer shall not disclose any terms or provisions of this Stock Agreement to any other persons except to professionals who require such information in the performance of this Stock Agreement, and both parties will treat all information disclosed to it as confidential information and will not make further disclosure to third parties without the consent of the disclosing party.

Executed as of this 4th day of February, 2010.

PACE:                                                                                BUYER:

Future Gas Holdings, Ltd

___________________                                                                                           _____________________
Russell B. Pace, Jr.                                                                                           Roger Knox
Individually                                                                                Director